Exhibit 99.1

LENDINGTREE PROVIDES FAVORABLE PRELIMINARY FOURTH QUARTER 2020 RESULTS

Preliminary results exceed prior guidance on strength in Home and continuing recovery in Consumer

CHARLOTTE, NC - January 12, 2021 - LendingTree, Inc. (NASDAQ: TREE), the nation's leading online financial services marketplace, today provided a business update regarding better-than-expected fourth quarter 2020 financial results.

Q4 2020 Preliminary Results

•	Revenue is now anticipated in the range of $220 - $222 million vs prior range of $200 - $215 million.

•	Variable marketing margin is now anticipated to be $80 - $82 million vs prior range of $72 - $78 million.

•	Adjusted EBITDA is now anticipated to be $24 - $26 million vs prior range of $13 - $18 million.

"Due to substantial outperformance relative to our prior outlook, and in our ongoing effort to provide increased transparency for investors in these uncertain times, we are updating our expectations for LendingTree’s fourth quarter 2020 results as we continue to work through our year-end close process," said Doug Lebda, Chairman and CEO. "I am incredibly proud of how our company has navigated this challenging environment and continued to execute and innovate to propel our business forward."

J.D. Moriarty, CFO, added, "While we're pleased to report fourth quarter results better than expected, what’s more encouraging is the ramping momentum as we enter 2021. Across our three reported segments, much of the quarter’s outperformance was driven by strength in our Home segment which grew revenue more than 30% over the prior year period. As mortgage lenders build capacity to capitalize on these extraordinary market conditions, they’re increasingly turning to LendingTree to efficiently acquire new borrowers. Our Insurance segment continued its strong performance in the fourth quarter, once again growing revenue by approximately 20%, thanks to ongoing product enhancements and diversification with notable contribution from the health and Medicare categories. Finally, our Consumer segment, which was most adversely impacted by coronavirus fallout, is showing sustained signs of recovery. In our Credit Card business, for example, revenue has improved sequentially every month since the low in May, and revenue in the month of December grew more than 90% relative to September. And other Consumer businesses such as personal loans and small business showed demonstrable sequential growth in what is typically a seasonally-difficult fourth quarter."

This updated financial outlook is based on information available to the Company as of the date of this release and is subject to the completion of quarterly and annual closing procedures and independent audit.

LendingTree plans to formally report its fourth quarter and full-year 2020 financial results on February 25, 2021 and will host a conference call to discuss the results at that time.

LendingTree’s Principles of Financial Reporting

LendingTree reports Variable Marketing Margin and Earnings Before Interest, Taxes, Depreciation and Amortization, as adjusted for certain items discussed below ("Adjusted EBITDA") as non-GAAP measures supplemental to GAAP.

Variable Marketing Margin is defined as revenue less Variable Marketing Expense. Variable Marketing Expense is defined as the expense attributable to variable costs paid for advertising, direct marketing and related expenses, including the portion of cost of revenue attributable to costs paid for advertising re-sold to third parties, and excluding overhead, fixed costs and personnel-related expenses. The majority of these variable advertising costs are expressly intended to drive traffic to our websites and these variable advertising costs are included in selling and marketing expense on the company's consolidated statements of operations and consolidated income. When advertising inventory is re-sold to third parties, the proceeds of such transactions are included in revenue for the purposes of calculating Variable Marketing Margin, and the costs of such re-sold advertising are included in cost of revenue in the Company's consolidated statements of operations and consolidated income and are included in Variable Marketing Expense for purposes of calculating Variable Marketing Margin. Variable Marketing Margin is a measure of the operating efficiency of the Company's operating model, measuring revenue after subtracting variable marketing costs that directly influence revenue. The Company's operating model is highly sensitive to the amount and efficiency of variable marketing expenditures, and the Company's proprietary systems are able to make rapidly changing decisions concerning the deployment of variable marketing expenditures (primarily but not exclusively online and mobile advertising placement) based on proprietary and sophisticated analytics. Variable Marketing Margin is a primary metric by which the Company measures the effectiveness of its marketing efforts.

EBITDA is defined as net income from continuing operations excluding interest, income taxes, amortization of intangibles and depreciation. Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash impairment charges, (3) gain/loss on disposal of assets, (4) restructuring and severance expenses, (5) litigation settlements and contingencies, (6) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration), and (7) one-time items. Adjusted EBITDA is a primary metric by which LendingTree evaluates the operating performance of its businesses, on which its marketing expenditures and internal budgets are based and by which management and many employees are compensated.

The most directly comparable GAAP measure for both Variable Marketing Margin and Adjusted EBITDA is net income from continuing operations.

LendingTree endeavors to compensate for the limitations of these non-GAAP measures by also providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. However, LendingTree is not able to provide a reconciliation of projected Variable Marketing Margin or Adjusted EBITDA to the most directly comparable expected GAAP results due to the unknown effect, timing and potential significance of the effects of legal matters, tax considerations, and income and expense from changes in fair value of contingent consideration from acquisitions. Expenses associated with legal matters, tax consequences, and income and expense from changes in fair value of contingent consideration from acquisitions have in the past, and may in the future, significantly affect GAAP results in a particular period. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The matters contained in the discussion above may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations or anticipations of LendingTree and members of our management team including, among other things, the preliminary statements in this press release regarding results that LendingTree expects to announce following the completion of its quarter-end review process, as well as statements about our future operational and financial performance. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: uncertainty regarding the duration and scope of the coronavirus referred to as COVID-19 pandemic; actions governments and businesses take in response to the pandemic, including actions that could affect levels of advertising activity; the impact of the pandemic and actions taken in response to the pandemic on national and regional economies and economic activity; the pace of recovery when the COVID-19 pandemic subsides; adverse conditions in the primary and secondary mortgage markets and in the economy, particularly interest rates; default rates on loans, particularly unsecured loans; demand by investors for unsecured personal loans; the effect of such demand on interest rates for personal loans and consumer demand for personal loans; seasonality of results; potential liabilities to secondary market purchasers; changes in the Company's relationships with network lenders, including dependence on certain key network lenders; breaches of network security or the misappropriation or misuse of personal consumer information; failure to provide competitive service; failure to maintain brand recognition; ability to attract and retain consumers in a cost-effective manner; the effects of potential acquisitions of other businesses, including the ability to integrate them successfully with LendingTree’s existing operations; accounting rules related to contingent consideration and excess tax benefits or expenses on stock-based compensation that could materially affect earnings in future periods; ability to develop new products and services and enhance existing ones; competition; allegations of failure to comply with existing or changing laws, rules or regulations, or to obtain and maintain required licenses; failure of network lenders or other affiliated parties to comply with regulatory requirements; failure to maintain the integrity of systems and infrastructure; liabilities as a result of privacy regulations; failure to adequately protect intellectual property rights or allegations of infringement of intellectual property rights; and changes in management. These and additional factors to be considered are set forth under “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2019, in our Form 10-Q for the period ended September 30, 2020, and in our other filings with the Securities and Exchange Commission. LendingTree undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

About LendingTree, Inc.

LendingTree (NASDAQ: TREE) is the nation's leading online marketplace that connects consumers with the choices they need to be confident in their financial decisions. LendingTree empowers consumers to shop for financial services the same way they would shop for airline tickets or hotel stays, by comparing multiple offers from a nationwide network of over 800 partners in one simple search and choosing the option that best fits their financial needs. Services include mortgage loans, mortgage refinances, auto loans, personal loans, business loans, student refinances, credit cards, insurance and more. Through the My LendingTree platform, consumers receive free credit scores, credit monitoring and recommendations to improve credit health. My LendingTree proactively compares consumers' credit accounts against offers on our network and notifies consumers when there is an opportunity to save money. In short, LendingTree's purpose is to help simplify financial decisions for life's meaningful moments through choice, education and support.

LendingTree, Inc. is headquartered in Charlotte, NC. For more information, please visit www.lendingtree.com

Investor Relations Contact:

Trent Ziegler

trent.ziegler@lendingtree.com

704-943-8294

Media Contact:

Megan Greuling

megan.greuling@lendingtree.com

704-943-8208